CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Counselor Series Trust (Invesco Counselor Series Trust) of our reports dated October 14, 2019, relating to the financial statements and financial highlights, which appear in Invesco Oppenheimer Senior Floating Rate Fund and Invesco Oppenheimer Senior Floating Rate Plus Fund’s Annual Reports on Form N-CSR for the year ended July 31, 2019 and period ended August 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
November 21, 2019